Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Unitholders and Board of Managers

New York REIT Liquidating LLC:

We consent to the incorporation by reference in the registration statement (No. 333-226269) on Form S-4 of New York REIT Liquidating LLC of our report dated March 15, 2021, with respect to the consolidated statements of net assets (liquidation basis) as of December 31, 2020 and 2019, the related consolidated statements of changes in net assets (liquidation basis) for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2020 annual report on Form 10-K of New York REIT Liquidating LLC.

/s/ KPMG LLP

New York, New York

March 15, 2021